Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 1st 2007 by and between Partner Reinsurance Company Ltd., a company incorporated under the laws of Bermuda (the "Company"), and Costas Miranthis (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to memorialize the terms of employment of the Executive as Deputy CEO PartnerRe Global; and

WHEREAS, the Executive is willing to serve the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1.           EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to serve the Company on the terms and conditions set forth herein.

 2.           EFFECTIVE DATE

This Agreement shall be effective, and the Executive's employment as contemplated hereunder shall commence (subject to any immigration considerations), as of September 1, 2007 (the “Effective Date”).

 3.           POSITION AND DUTIES

(a)
The Executive shall serve as Deputy CEO of PartnerRe Global and shall report directly to the Chief Executive Officer of the PartnerRe Global (“CEO PartnerRe Global”).  The Executive shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with such position, as well as such other reasonable duties and services consistent with such position with a multi-national reinsurance company as may be prescribed from time to time by the CEO PartnerRe Global of the Company.    The Executive’s performance of any duties and responsibilities shall be conducted in a manner consistent with all Company policies and any other reasonable guidelines provided to the Executive by the CEO PartnerRe Global.

(b)
Except during customary vacation periods and periods of illness, the Executive shall, during his employment hereunder, devote substantially his full business time and attention to the performance of services for the Company.

 4.           PLACE OF PERFORMANCE

In connection with the Executive's employment by the Company, the Executive shall generally perform his duties in Ireland except for reasonably necessary travel on the Company's business and in connection with the performance of his duties hereunder, or may perform his duties hereunder at such places as are mutually agreed upon with the CEO PartnerRe Global.

 5.           COMPENSATION AND RELATED MATTERS

(a)
Base Salary. During the term of this Agreement, the Company shall pay to the Executive a base salary at an aggregate initial rate as further detailed in the attached Schedule, which shall be approved by the Compensation Committee of the Board (the "Compensation Committee") (which salary, as adjusted from time to time, is referred to herein as "Base Salary").  Base Salary shall be paid in equal installments in accordance with normal payroll practices of the Company but not less frequently than monthly.  Base Salary may be increased (but not decreased) annually at the discretion of the Compensation Committee.  Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive's Base Salary hereunder.

(b)
Annual Incentive. During the term of the Executive’s employment hereunder, the Executive will be entitled to receive annual incentive compensation in an amount for the Company’s fiscal year determined in the sole discretion of the Compensation Committee in accordance with the Company’s Annual Incentive Guidelines.

(c)
Equity. The Executive will be eligible to participate in the equity plans of the Company (the "Plans"). The Executive shall receive equity awards at the sole discretion of the Compensation Committee and in accordance with, and subject to, the terms of the Plans, and any agreement executed by the Executive in connection therewith.

(d)
Expenses.  During the term of this Agreement, the Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable expenses incurred by the Executive in promoting the business of the Company and in performing services hereunder, including all expenses of travel and entertainment and living expenses while away from home on business or at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

 6.           TERMINATION

The Executive's employment hereunder may be terminated under the following circumstances, subject to the effective "Date of Termination" described in Section 6(e) hereof:

(a)           Death, Disability or Retirement.

(i)	The Executive's employment hereunder shall terminate upon his death.

(ii)
If the Executive shall have qualified for long-term disability benefits under any long-term disability insurance arrangement in which he is participating and the Executive qualifies for the Company’s long-term disability benefit, then the Company may at any time after the date of such qualification, give to the Executive a Notice of Termination (as defined in Section 6(d) hereof) of the Executive's employment hereunder and the Executive's employment hereunder shall terminate on the date provided in Section 6(e) hereof.

(iii)	The Executive's employment hereunder shall terminate upon his retirement. Retirement shall be defined by the policy in place in the Executive’s country of employment.

(b)
Termination by the Company. The Company may terminate the Executive's employment hereunder i) with Cause at any time or ii) without cause by providing six  months written notice to the Executive.  For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon (A) the engaging by the Executive in serious negligence or willful misconduct which is demonstrably injurious to the Company and its subsidiaries on a consolidated basis, or (B) the conviction of the Executive of a serious criminal act. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(c)
Termination by the Executive.  The Executive may terminate his employment hereunder i) with Good Reason at any time or ii) without Good Reason by providing six months written notice to the Company. Non-renewal of this contract by the Executive shall be considered to be termination without Good Reason except where the Executive becomes eligible for retirement as defined in Section 6(a)(ii) during the Extension Period. For purposes of this Agreement, "Good Reason" shall mean (A) a failure by the Company to comply with any material provision of this Agreement (B) the assignment to the Executive by the Company of duties inconsistent with the Executive's position, authority, duties, responsibilities or status with the Company as in effect immediately after the date of execution of this Agreement including, but not limited to, any reduction whatsoever in such position, authority, duties, responsibilities or status, or a change in the Executive's titles as then in effect, except in connection with the termination of his employment on account of his death, disability, or for Cause, (C) any reduction in Base Salary or benefits without the Executive's prior written consent, (D) any other material change in the conditions of employment or (E)

any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 6(d) hereof

(d)
Notice of Termination.   Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(e)
Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated by disability pursuant to Section 6(a) (ii) hereof, the date specified in the Notice of Termination, (iii) if the Executive's employment is terminated by the Company without Cause or by the Executive without Good Reason, the date specified in the Notice of Termination which shall be not less than six months after such Notice is delivered, (iv) if the Executive’s employment is terminated by the Company for Cause or if the Executive voluntarily terminates his employment with Good Reason, the date specified in the Notice of Termination which can be immediate.

(f)
Payment in lieu of notice. In lieu of providing notice of termination of employment in accordance with section 6d and 6e of this Agreement, the Company may, at its discretion pay the Executive a sum equal to the wages and remuneration and confer on him all other benefits that would have been due up to the expiry of the Date of Termination.

 7.           COMPENSATION UPON TERMINATION

In the event that the Executive’s employment is terminated, the provisions of this Section 7 shall determine the Executive’s entitlement to compensation and benefits in connection with and subsequent to such termination.

(a)
Upon retirement the Company shall pay the Executive (i) all accrued salary and benefits through the Date of Termination (ii) a pro rata annual incentive for the fiscal year in which the Date of Termination occurs, based on the average annual incentive  received by the Executive for the three calendar years prior to the Date of Termination under Section 5(b), and the number of days elapsed in the current fiscal year as of the Date of Termination and (iii) any other benefits that may be approved by the Board. All equity awards will be treated in accordance with the terms laid down in the Equity Award Agreements.

(b)
If (i) the Company terminates the employment of the Executive under Section 6 (b) for Cause, or (ii) the Executive terminates employment without Good Reason, the Executive shall be paid all accrued salary and benefits through the Date of Termination and the Company shall have no further obligations to the Executive after the Date of Termination.

(c)
If the Executive’s employment terminates for any reason other than those reasons described in subsection (a) or (b) of this Section 7:  (i) the Executive shall continue to receive his Base Salary from the Company at the rate in effect hereunder on the Date of Termination periodically, in accordance with the Company's prevailing payroll practices, for 6 months (the “Severance Period”) (ii) 1/12th of the average annual incentive  received by the Executive for the three calendar years prior to the Date of Termination under Section 5(b) or such lesser number of years immediately preceding the Date of Termination for which the Executive shall have received an annual incentive  from the Company, or if there are no such years, the annualized target incentive  of the year in which the Date of Termination occurs shall be paid to the Executive by the Company for each full calendar month for the duration of the Severance Period (iii) all vested options granted to the Executive under the Plans will remain exercisable for the duration of the Severance Period or until expiration whichever is sooner (iv) all deliver restrictions on vested equity awards granted to the Executive under the Plans will be lifted (v) and any portion of an equity award  granted to the Executive that would either vest or become exercisable in accordance with its terms during the Severance Period shall so vest or become so exercisable and notwithstanding any provisions of the Plans or the Equity Award Agreement to the contrary shall remain exercisable for the duration of the Severance Period or until expiration whichever is sooner  (vi) the Housing Allowance shall be paid to the Executive for the period ending on the earlier of the date the Executive leaves Zurich or 3 months after the date of Termination and (vii) the Executive and his beneficiaries, as applicable, shall continue to be eligible to participate in the Company’s health and welfare plans on the same basis as an active employee of the Company for the duration of the Severance Period or, if shorter, until the Executive becomes entitled to participate in or receive coverage under health and welfare plans of a subsequent employer.  In addition, the Executive shall be paid (i) all accrued salary and benefits through the Date of Termination and (ii) a pro rata annual incentive for the fiscal year in which the Date of Termination occurs, based on the average annual incentive received by  the Executive for the three calendar years prior to the Date of Termination under Section 5(b) or such lesser number of years immediately preceding the Date of Termination for which the Executive shall have received an annual incentive from the Company, or if there are no such years, the annualized target incentive of the year in which the Date of Termination occurs, and the number of days elapsed in the current fiscal year as of the Date of Termination.  Except as provided in this Section 7(c) and in Sections 7 (d) and (e) hereof, the Company shall have no further obligations to the Executive after the Date of Termination.

(d)
Notwithstanding the foregoing, if the Executive’s employment terminates for any reason other than those reasons described in sub section (a) or (b), of this Section 7 in connection with a Change of Control as defined in Section 20, the provisions of Section 20 shall govern.

(e)
Upon any termination of the Executive's employment hereunder, the Company will allow the Executive to receive all accrued benefits to which the Executive was entitled under the provisions of the Benefit Plans, and the Company shall have no further obligations to the Executive, except as may be provided under the express terms of this Agreement or of any such Benefit Plans or under the express terms of any option agreements entered into during the term of this Agreement, or in accordance with the survivorship provisions of Section 14 of this Agreement.

 8.           INDEMNIFICATION

The Company shall indemnify the Executive (and his legal representatives or other successors and heirs) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the laws of Bermuda, as in effect at the time of the subject act or omission; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors and heirs) may be made a party by reason of his being or having been a director, officer or Executive of the Company or any of its subsidiaries.  If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding and the Company shall assume the defense thereof and the employment of counsel and payment of all fees and expenses, provided however, that if a conflict of interest exists between the Company and the Executive such that it is not legally practicable for the Company to assume the Executive’s defense, the Executive shall be entitled to retain separate counsel reasonably acceptable to the Company at the Company’s expense.

 9.           TAXES

The Company shall deduct all taxes required by law in the place of employment from all amounts payable under this Agreement.

10.           CONFIDENTIALITY

Unless otherwise required by law or judicial process, the Executive shall retain in confidence after termination of the Executive's employment with the Company pursuant to this Agreement all confidential information known to the Executive concerning the

Company and its business for the shorter of (i) one year following such termination or (ii) until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through the Executive's actions. Violation by the Executive of this clause will give the Company the right to immediately terminate all future severance payments including any post termination exercise periods.

11.          COVENANTS NOT TO COMPETE OR INTERFERE

In consideration of the benefits and entitlements provided by this Agreement the Executive agrees that, during his employment hereunder and for the duration of the Severance Period he will not, other than on behalf of the Company, directly or indirectly, as a sole proprietor, agent, broker or intermediary, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation:

(a)
Solicit or accept business (i) from any clients of the Company or its affiliates, (ii) from any prospective clients whose business the Company or any of its affiliates is in the process of soliciting at the time of the Executive's termination, or (iii) from any former clients which had been doing business with the Company within one year prior to the Executive's termination;

(b)	Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or

(c)
Nothing contained in this Section shall prohibit the Executive from making investments in or from serving as an officer or employee of a firm or corporation which is not directly or indirectly engaged in the same type of business as the Company.

It is the desire and intent of the parties that the provisions of this Section 11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular portion of this Section 11 shall be adjudicated to be invalid or unenforceable, this Section 11 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 11 in the particular jurisdiction in which such adjudication is made.  The Executive acknowledges that he has received good and valuable consideration for the non-competition obligation contained in this Section 11. Violation by the Executive of any of the Covenants will give the Company the right to immediately terminate all future severance payments including any post termination exercise periods.

12.           SUCCESSORS; BINDING AGREEMENT

(a)
This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or heirs.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a "Successor Company") to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided, however, that no such succession shall relieve the Company of its obligations hereunder unless the assumption of this Agreement by a Successor Company is approved in writing by the Executive.

 13.         NOTICE

For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

           If to the Executive:
At the address maintained in the Company’s employment records.

If to the Company:
Partner Reinsurance Company Ltd.
Attn:  Chief Executive Officer
Wellesley House
90 Pitts Bay Road
Pembroke  HM 08
Bermuda

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.           GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of Bermuda, without regard to the principles of conflict of laws.  The Executive submits to the non-exclusive jurisdiction of Bermuda in respect of matters arising hereunder.

15.           SURVIVORSHIP

The respective rights and obligations of the parties hereunder, including, without limitation, the rights and obligations set forth in Sections 5 through 8 and 10 through 12 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16.           ARBITRATION

Should any dispute arise in connection with this agreement the aggrieved party may submit a notice of arbitration to the other party in accordance with the Bermuda Conciliation and Arbitration Act 1993. Procedures shall be governed by the UNCITRAL arbitration rules. The number of arbitrators shall be one.  If the parties cannot agree on the identity of the sole arbitrator within 7 days of the delivery of the notice of arbitration then the appointing authority shall be the nominating committee of the Chartered Institute of Arbitrators, Bermuda Branch. The place of arbitration shall be Bermuda and the language of the arbitration shall be English. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The costs of the arbitrator shall be borne by the Company and each party shall bear its own legal fees and expenses.  The arbitral award shall be in writing, shall state reasons for the award, and shall be final and binding on the parties.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation the issuance of an injunction.  However, either party may, without inconsistency with the arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive.

17.           MISCELLANEOUS

The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of the Executive or respecting the employment by the Company of the Executive other than the provisions of any Plan or Benefit Plan or award or other instrument entered into thereunder.  The parties further agree that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The form and timing of all payments under this Agreement shall be made in a manner which complies with all applicable laws, rules and regulations. Except as set forth in the Plans, Equity Award Agreements or Benefit Plans, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda without giving effect to the conflict of laws principles thereof.

18.           VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

19.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.           CHANGE OF CONTROL

The terms of the Change in Control Policy (the “CIC Policy”) as approved by the Compensation Committee in November 2004, or such amendment thereto, shall apply to the Executive.  The CIC Policy shall be incorporated in this contract and shall be binding on the Executive as if such CIC Policy were contained herein verbatim.

IN WITNESS WHEREOF, the Company has caused its name to be ascribed to this Agreement by its duly authorized representative and the Executive has executed this Agreement effective as of the date set forth in Section 2 hereof.

PARTNER REINSURANCE COMPANY LTD.

Date: September 26, 2007

Name: Costas Miranthis	Signature:	/s/ Costas Miranthis
Title: Deputy CEO, Global

Date: September 26, 2007

Name: Patrick Thiele	Signature:	/s/ Patrick Thiele
Title: President and CEO

Schedule

Costas Miranthis
Deputy CEO, Global

Annual Salary:	US$515,000, delivered in Swiss Francs at the agreed exchange rate.
Annual Incentive:	Target 100%.
School Fees:	100% of actual school fees incurred in Switzerland for first 3 academic years
Housing Allowance:	Swiss Franc equivalent of US$140,000 per year for 3 years commencing on 1 July 2007. Executive retains any underspend if actual housing costs fall below US$140,000.
Relocation allowance:	US$20,000, net of applicable taxes
Annual tax filing assistance:	Actual costs incurred in filing tax returns in Switzerland and Ireland
Tax planning advice:	Actual one off costs incurred for personal financial planning capped at US$6,000.
Contribution to Retirement Plan:
Employer contribution equal to 15% of annual salary, inclusive of contributions into the Swiss Pension Plan.  The excess contribution over and above the Swiss Pension Plan contributions’ will be paid into the Bermuda Pension Plan.

Tax:	Company pays all Irish income tax, Irish social security and Swiss Social Security contributions payable as a consequence of employment in Ireland

Life insurance:	3 times annual salary.

Health Care Benefits	Executive and Family Members